Exhibit 99.2

NEWS RELEASE for April 25, 2008

Contact: Dina Masi, CFO
              Jeffrey Leach, Investor Relations
              Integrated BioPharma, Inc.
              j.leach@ibiopharma.com
              888.319.6962

INTEGRATED BIOPHARMA, INC. COMPLIES WITH MARKETPLACE RULE 4350

HILLSIDE, NJ, April 25, 2008 -- Integrated Biopharma, Inc. (NasdaqGM: INBP) announced today that it is in compliance with Marketplace Rule 4350.

On February 21, 2008, the Company completed its previously-disclosed private placement of shares of Series C Convertible Preferred Stock, Common Stock, 9.5% Convertible Promissory Notes and 8.0% Promissory Notes.  One of the investors in the private placement was an affiliate of a director of the Company.  The transaction documents for the private placement contemplated subsequent stockholder approval of the private placement by written consent of the holders of a majority of the outstanding shares of the Company's Common Stock, subject to compliance with the applicable Delaware and federal securities regulations regarding such approval.  Such written consent has been obtained, and the approval is expected to become effective on May 2, 2008, following the expiration of a waiting period imposed by applicable federal securities laws.

Upon review of the transaction, the Staff of the NASDAQ determined that the Company failed to comply with NASDAQ's shareholder approval requirements pursuant to Marketplace Rules 4350(i)(1)(A) and 4350(i)(1)(D).  Subsequently, on April 21, 2008, the Company provided the NASDAQ Staff with supporting documentation that would cap the total shares issued in connection with the agreements, restrict the ability of the affiliate of the director to convert its securities into common stock based on a below-market conversion price and impose the same restrictions on any transferee of the affiliate's securities.

On April 23, 2008, the Company received a Notice of Deficiency/Compliance from the NASDAQ Staff, indicating the Staff's determination that the Company has regained compliance with the applicable Marketplace Rules and that this matter is now closed.

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company’s biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.ibiopharma.com

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.